EXHIBIT 99.4
PSYCHIATRIC SOLUTIONS ANNOUNCES PROPOSED OFFERING OF
SENIOR SUBORDINATED NOTES
     FRANKLIN, Tenn., May 21, 2007 (BUSINESS WIRE) — Psychiatric Solutions, Inc. (“PSI”) (NASDAQ: PSYS) today announced a proposed offering to eligible purchasers of an additional $200 million aggregate principal amount of its 7 3/4% Senior Subordinated Notes due 2015. The notes are to be issued under the indenture, dated as of July 6, 2005, pursuant to which $220 million aggregate principal amount of notes of the same series were previously issued.
     The notes will be unsecured senior subordinated indebtedness of PSI guaranteed on a senior subordinated basis by substantially all of PSI’s existing and future restricted subsidiaries. The notes will be sold to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S, under the Securities Act of 1933. The notes initially will not be registered under the Securities Act or state securities laws and may not be offered or sold in the United States without registration unless an exemption from such registration is available.
     PSI intends to use the net proceeds of the offering and borrowings under its senior secured credit facilities to finance the acquisition of Horizon Health Corporation, to tender for PSI’s outstanding 10 5/8% Senior Subordinated Notes due 2013 and to pay related fees and expenses.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
     PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 75 owned or leased freestanding psychiatric inpatient facilities with more than 8,000 beds in 29 states, Puerto Rico and the U.S. Virgin Islands. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on assumptions that PSI believes to be reasonable. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. PSI’s business and operations are subject to a variety of risks and uncertainties that might cause actual results to differ materially from those projected by any forward-looking statements. As a result, you should not place undue reliance on such forward-looking statements. The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements. All of PSI’s forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, the forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI’s filings with the Securities and Exchange Commission. PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACT: Psychiatric Solutions, Inc.
Brent Turner, (615) 312-5700
Executive Vice President, Finance and Administration
SOURCE: Psychiatric Solutions, Inc.